Exhibit 99.1

For Further Information:

Heather Wietzel, 616-233-0500

investorrelations@peakresorts.com

For Immediate Release

Peak Resorts Reports Results for Second-Quarter and Six-Months FY2016

Interim Results on Track and Early Sales of Season Passes are Positive

Wildwood, Missouri, December 15, 2015 – Peak Resorts, Inc. (NASDAQ:SKIS), a leading owner and operator of high-quality, individually branded ski resorts in the U.S., today reported results for its fiscal 2016 second quarter and six months, periods in which the company anticipates losses due to the seasonality of the ski industry.

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Revenue, net loss and the Reported EBITDA* loss for the fiscal 2016 second quarter and six months were essentially unchanged from the same periods of fiscal 2015, and in line with management’s expectations.

•	Net loss per share for the second-quarter and six months was 49 cents and $1.00, respectively, substantially below the prior periods due to the higher number of shares outstanding.
•	Sales of season passes through October 31 for the 2015-2016 ski season were up approximately 4.0 percent in sales dollars versus the comparable period in the prior year.
•	Acquisition of Hunter Mountain remains on track to close before calendar year end.

Timothy D. Boyd, president and chief executive officer, commented, “Although our second quarter ends before the start of ski season, in more recent weeks, our Big Boulder, Mount Snow and Wildcat resorts opened for the 2015-2016 season.  In addition, we announced our first acquisition as a public company on November 30. Our roadmap for growth calls for a mix of organic growth, resort development and acquisitions. This transaction hopefully represents the first in a series of value-add transactions over the coming years.

“Over the past few weeks, we have been moving forward with the final steps required to complete the purchase of Hunter Mountain for cash consideration of $35 million plus the assumption of two capital leases estimated at approximately $1.8 million. The Catskills' premier winter resort destination, Hunter Mountain generates approximately $27 million (unaudited) in annual revenue. The purchase price will be slightly more than six times Hunter Mountain’s adjusted EBITDA, which is estimated at approximately $6 million (unaudited) for its fiscal year ended April 30, 2015.”

* See below for Definitions of Non-GAAP Measures

(dollars in thousands except per share data)	Three months ended October 31,		Six months ended October 31,
	2015	2014	2015	2014

Revenues	$6,155	$6,230	$11,587	$11,826
Loss from operations	$(8,875)	$(6,887)	$(17,838)	$(15,963)
Net Loss	$(6,888)	$(6,743)	$(13,967)	$(14,903)
Loss per share (basic and diluted)	$(0.49)	$(1.69)	$(1.00)	$(3.74)
Weighted average shares outstanding	13,982	3,982	13,982	3,982
Reported EBITDA	$(6,410)	$(6,480)	$(12,925)	$(13,038)

Peak Resorts, Inc.Page 2 of 2

Three- and Six-Month Resort Operating Results

Stephen J. Mueller, Peak Resorts’ chief financial officer, noted, “Total revenue and resort operating expenses were in line with last year for both the three- and six-month periods. Higher revenue from the new zipline rider attraction at the Attitash resort largely offset lower food and beverage revenue related to the March 2015 termination of a restaurant lease at our Big Boulder resort.

“The zipline at Attitash proved to be a popular attraction in its first full year of operation. It continued to attract visitors through the fall, as it gave riders a great view of the Mount Washington Valley from high above the tree canopy. We expect it to grow in popularity in future years.”

(dollars in thousands)	Three months ended October 31,		Six months ended October 31,
	2015	2014	2015	2014

Revenues
Food and beverage	$1,619	$2,018	$2,941	$3,730
Hotel/lodging	$1,314	$1,357	$2,774	$2,680
Retail	$297	$308	$456	$468
Other	$2,925	$2,547	$5,416	$4,948
Total	$6,155	$6,230	$11,587	$11,826

(dollars in thousands)	Three months ended October 31,		Six months ended October 31,
	2015	2014	2015	2014

Resort operating expenses
Labor and labor related expenses	$6,322	$6,329	$12,553	$12,588
Retail and food and beverage cost of sales	$751	$896	$1,267	$1,530
Power and utilities	$664	$789	$1,247	$1,480
Other	$3,046	$3,137	$5,923	$5,999
Total	$10,783	$11,151	$20,990	$21,597

Financial Position Supports Strategy

Mueller noted, “The strength of our balance sheet has allowed us to continue to implement our strategic plan during the summer months when our cash receipts are typically lower. At October 31, 2015, we had $4.6 million of cash and cash equivalents, compared to $16.8 million at April 30, 2015, and $6.1 million at October 31, 2014.  The change in cash and cash equivalents since year-end reflected normal operating cash flow. Cash balances begin to benefit during the second quarter from early season pass sales.  In addition, we invested about $7.8 million in Mount Snow’s West Lake project during the first half of this fiscal year as we await the release of the EB-5 funds held in escrow. For the first half of fiscal 2016, dividend and interest payments totaled $9.4 million. Fiscal 2016 capital expenditures for routine maintenance remain below our targeted 4.0 to 5.0 percent of estimated full-year revenue.”

Richard K. Deutsch, vice president, business and real estate development, added, “As previously announced, we moved ahead with the development plan at our Mount Snow ski resort, breaking ground in May 2015 for Phase 1 – the West Lake project. That project continued in full swing into early fall and now is about 50 percent complete.  During construction season, over 12 miles of pipe were installed. Mount Snow is seeing some benefit from that pipe this ski season, as it has a wider diameter than the old pipe, and we are making snow more quickly with the greater volume of water.  We will resume full-scale work in late spring and fully expect this project will completed prior to the 2016-2017 ski season.

Peak Resorts, Inc.Page 3 of 3

“As we have reported, we are very pleased with the interest in and success of our EB-5 program, which will finance this work. When we closed the program in August, we had investor commitments to provide all of the funding and we now have in escrow all of the $52 million raised. Upon approval of the first investor’s I-526 Petition, which we now expect to occur in the first quarter of calendar 2016, all of the committed funds will be released from escrow. We recently responded to a routine information request related to the offering from the United States Citizenship and Immigration Services.”

Quarterly Investor Call and Webcast

Peak Resorts will hold its second-quarter investor conference call/webcast on Tuesday, December 15, at 9 a.m. ET.

The call/webcast will be available via:

Webcast:ir.peakresorts.com on the Events page

Conference Call:877-292-0959 (domestic) or 412-542-4158 (international)

A replay will be available on the Peak Resorts investor relations website (ir.peakresorts.com) after the call concludes.

Definitions of Non-GAAP Measures

Reported EBITDA is not a measure of financial performance under U.S. generally accepted accounting principles (“GAAP”). The company defines Reported EBITDA as net income before interest, income taxes, depreciation and amortization, gain on sale/leaseback, investment income, other income or expense and other non-recurring items. The following table includes a reconciliation of Reported EBITDA to net loss:

(dollars in thousands)	Three months ended October 31,			Six months ended October 31,
	2015	2014	2015		2014
Net loss	$(6,888)	$(6,743)		$(13,967)	$(14,903)
Income tax benefit	$(4,459)	$(4,356)		$(8,979)	$(9,528)
Interest expense, net	$2,557	$4,298		$5,278	$8,640
Depreciation and amortization	$2,465	$2,308		$4,913	$4,614
Investment income	$(2)	$(3)		$(4)	$(6)
Gain on sale/leaseback	$(83)	$(83)		$(166)	$(166)
Non-routine legal and settlement of lawsuit	$-	$(1,901)	$		$(1,689)
Reported EBITDA	$(6,410)	$(6,480)		$(12,925)	$(13,038)

Peak Resorts, Inc.Page 4 of 4

We have chosen to specifically include Reported EBITDA as a measurement of our results of operations because we consider this measurement to be a significant indication of our financial performance and available capital resources. Because of large depreciation and other charges relating to our ski resorts, it is difficult for management to fully and accurately evaluate our financial results and available capital resources using net income. Management believes that by providing investors with Reported EBITDA, investors will have a clearer understanding of our financial performance and cash flow because Reported EBITDA: (i) is widely used in the ski industry to measure a company’s operating performance without regard to items excluded from the calculation of such measure, which can vary by company primarily based upon the structure or existence of their financing; (ii) helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital structure and asset base from our operating structure; and (iii) is used by our management for various purposes, including as a measure of performance of our operating entities and as a basis for planning.

Items excluded from Reported EBITDA are significant components in understanding and assessing financial performance or liquidity. Reported EBITDA should not be considered in isolation or as alternative to, or substitute for, net income, net change in cash and cash equivalents or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because Reported EBITDA is not a measurement determined in accordance with GAAP and is susceptible to varying calculations, Reported EBITDA as presented may not be comparable to other similarly titled measures of other companies.

About Peak Resorts

Headquartered in Missouri, Peak Resorts is a leading owner and operator of high-quality, individually branded ski resorts in the U.S. The company currently operates 13 ski resorts primarily located in the Northeast and Midwest, 12 of which are company owned.

The majority of the resorts are located within 100 miles of major metropolitan markets, including New York City, Boston, Philadelphia, Cleveland and St. Louis, enabling day and overnight drive accessibility. The resorts under the company's umbrella offer a breadth of activities, services and amenities, including skiing, snowboarding, terrain parks, tubing, dining, lodging, equipment rentals and sales, ski and snowboard instruction and mountain biking and other summer activities. To learn more, visit the company's website at PeakResorts.com, or follow Peak Resorts on Facebook (https://www.facebook.com/skipeakresorts) for resort updates.

Forward Looking Statements

This news release contains forward-looking statements regarding the future outlook and performance of Peak Resorts, Inc., within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties are discussed under the caption “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended April 30, 2015, filed with the Securities and Exchange Commission (the “SEC”), and as updated from time to time in the company’s filings with the SEC.  Peak Resorts undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Peak Resorts, Inc.Page 5 of 5

Consolidated Income Statements

(in thousands, except per share data)

	(Unaudited)		(Unaudited)
	Three months ended October 31,		Six months ended October 31,
	2015	2014	2015	2014

Revenues	$6,155	$6,230	$11,587	$11,826
Costs and Expenses
Resort operating expenses	10,783	11,151	20,990	21,597
Depreciation and amortization	2,465	2,308	4,913	4,614
General and administrative expenses	1,029	947	1,965	2,033
Land and building rent	338	357	676	714
Real estate and other taxes	415	454	881	931
	15,030	15,217	29,425	29,889
Other Operating Income-gain on settlement of lawsuit	-	2,100	-	2,100

Loss from Operations	(8,875)	(6,887)	(17,838)	(15,963)

Other Income (expense)
Interest, net of interest capitalized of $91 and $196 in 2015 and $157 and $286 in 2014	(2,557)	(4,298)	(5,278)	(8,640)
Gain on sale/leaseback	83	83	166	166
Investment income	2	3	4	6
	(2,472)	(4,212)	(5,108)	(8,468)

Loss before income tax benefit	(11,347)	(11,099)	(22,946)	(24,431)
Income tax benefit	(4,459)	(4,356)	(8,979)	(9,528)
Net Loss	$(6,888)	$(6,743)	$(13,967)	$(14,903)

Basic and diluted loss per share	$(0.49)	$(1.69)	$(1.00)	$(3.74)

Cash dividends declared per common share	$0.1375	$-	$0.2750	$-

Peak Resorts, Inc.Page 6 of 6

Consolidated Balance Sheets

(dollars in thousands)

	(Unaudited)
	October 31,	April 30,
	2015	2015
Assets
Current assets
Cash and cash equivalents	$4,582	$16,849
Restricted cash balances	53,499	37,519
Income tax receivable	8,979	-
Accounts receivable	529	1,639
Inventory	2,739	1,583
Deferred income taxes	970	970
Prepaid expenses and deposits	2,197	1,930
	73,495	60,490
Property and equipment-net	150,035	143,944
Land held for development	35,780	35,780
Other assets	1,342	1,326
	$260,652	$241,540
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued expenses	$14,059	$8,218
Accrued salaries, wages and related taxes and benefits	1,071	927
Unearned revenue	15,136	8,606
EB-5 investor funds in escrow	51,504	30,002
Current portion of deferred gain on sale/leaseback	333	333
Current portion of long-term debt and capitalized lease obligation	1,829	999
	83,932	49,085
Long-term debt	97,232	97,569
Capitalized lease obligation	4,092	1,494
Deferred gain on sale/leaseback	3,345	3,511
Deferred income taxes	8,831	8,831
Other liabilities	594	612
Commitments and contingencies
Stockholders' Equity
Common stock, $.01 par value, 20,000,000 shares authorized, 13,982,400 shares issued	140	140
Additional paid-in capital	82,538	82,538
Accumulated Deficit	(20,052)	(2,240)
	62,626	80,438
	$260,652	$241,540